EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hasbro, Inc.:

We consent to the use of our reports dated March 2, 2005, with respect to the consolidated balance sheets of Hasbro, Inc. as of December 26 2004 and December 28,  2003, and the related consolidated statements of earnings, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 26, 2004, and the effectiveness of internal control over financial reporting as of December 26, 2004, incorporated herein by reference.

/s/ KPMG LLP

Providence, Rhode Island

November 4, 2005